Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

SMART LOGISTICS GLOBAL LIMITED

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	ordinary shares, par value HK$0.0001 per share	(1)	Other	8,200,000	$1.95	$15,990,000.00	0.0001381	$2,208.22

Total Offering Amounts:						$15,990,000.00		2,208.22
Total Fee Offsets:								0.00
Net Fee Due:								$2,208.22

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Offering Note(s)

(1)	This registration statement on Form S-8 (this “Registration Statement”) registers ordinary shares, par value of HK$0.0001 per share (the “Ordinary Shares”), of Smart Logistics Global Limited (the “Registrant”) issuable pursuant to the Smart Logistics Global Limited 2025 Incentive Securities Plan (the “Equity Incentive Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the Equity Incentive Plan to prevent dilution from share splits, share dividends, or similar transactions as provided in the Equity Incentive Plan.

Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Ordinary Shares on November 21, 2025, as reported on the Nasdaq Capital Market.